CoinShares XRP ETF S-1/A

Exhibit 10.4

BITGO

CUSTODIAL SERVICES AGREEMENT

This BitGo Custodial Services Agreement (this “Agreement”) is made as of the Effective Date by and between:

CoinShares XRP ETF		(“CLIENT”)
a	Delaware	ETF

and Custodian. This Agreement governs Client’s use of the Services (as defined below) provided or made available by Custodian to Client.

Definitions. Capitalized terms not defined elsewhere in this Agreement shall have the meaning set forth below:

a)	“Agreement” means this BitGo Custodial Services Agreement, as it may be amended from time to time, and includes all schedules and exhibits to this BitGo Custodial Services Agreement, as they may be amended from time to time.
b)	“Applicable Law” means any applicable statute, rule, regulation, regulatory guideline, order, law, ordinance, or code; the common law and laws of equity; any binding court order, judgment, or decree; any applicable industry code, rule, guideline, policy, or standard enforceable by law (including as a result of participation in a self-regulatory organization); and any official interpretations of any of the foregoing, including data protection laws such as the applicable data protection and privacy laws of the European Union and the United Kingdom, including Regulation (EU) 2016/679 (the General Data Protection Regulation) and the UK Data Protection Act 2018, as may be supplemented or amended.
c)	“Assets” means, as applicable, Digital Assets and/or Fiat Currency.
d)	“Authorized Persons” means any person authorized by Client or a person reasonably believed by Custodian to be authorized by Client to act on behalf of Client (e.g., viewer, admin, enterprise owner, viewer with additional video rights, etc.).
e)	the individuals authorized by the Client to act on its behalf (e.g., viewer, admin, enterprise owner, viewer with additional video rights, etc.), as identified in Schedule B as such list may be updated from time to time by the Client upon written notice to the Custodian.
f)	“Bank” means either (a) a U.S. banking institution insured by the Federal Deposit Insurance Corporation (FDIC) or (b) an organization that is organized under the laws of a foreign country, or a territory of the United States that is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or the country in which its principal banking operations are located.
g)	“Client Security Codes” means IDs, credentials, passwords, login information, hints, personal identification numbers, non-custodial wallet keys (other than Client Keys), yubikeys, 2-factor authentication devices or backups, or any other codes that Client uses to access the Services.
h)	“Company Site” means https://www.bitgo.com/.
i)	“Custodian” means BitGo Trust Company, Inc., a South Dakota trust company duly organized and chartered under § 51A-6A-1(12A) of the South Dakota Banking Law and licensed to act as custodian of Client’s Assets on Client’s behalf.
j)	“Digital Assets” means digital assets, virtual currencies, tokens, or coins held for Client under the terms of this Agreement.
k)	“Effective Date” means the last signature below unless otherwise specified in this Agreement.
l)	“Fee Schedule” means the fees associated with the Services set forth in Schedule A to this Agreement.
m)	“Fiat Currency” means certain supported fiat currencies, such as U.S. Dollars.
n)	“Instructions” means instructions given by Client or Client’s Authorized Persons.
o)	“Losses” means, collectively, liabilities, damages, losses, costs, and expenses, including reasonable attorneys’ fees and costs.
p)	“Pool” means the segregated group of Digital Assets held by the Custodian in one or more Custodial Accounts, with the Digital Assets in each Custodial Account to be recorded separately in the books and records of the Custodian and kept segregated from the Digital Assets of any other Custodial Account, any other client of the Custodian, or the Custodian’s own assets.
q)	“Services” means, collectively, all the services that Client receives from Custodian and its affiliates, including, Custodial Services, Wallet Services, and Settlement Services, as applicable.
r)	“UI” means the web user interface available to Client through the Company Site that allows Client to access certain Services.

1. SERVICES.

1.1.             Authorization. Client authorizes, approves, and directs Custodian to establish and maintain one or more custody accounts on its books (each a “Custodial Account”), pursuant to the terms of this Agreement, for the receipt, safekeeping, and maintenance of Client’s Assets (“Custodial Services”).

1.2.             Custody Transactions. The Custodial Services allow Client to deposit Assets to Client’s Custodial Account and to withdraw Assets from Client’s Custodial Account to an external location, in each case, pursuant to Instructions provided through the UI (each of such transactions is a “Custody Transaction”) and consistent with the provisions set forth in Section 2. Custodian reserves the right to refuse to process or to cancel any pending Custody Transaction: (a) as required by Applicable Law; (b) to enforce a transaction, threshold, and condition limits; or (c) if Custodian reasonably believes that the Custody Transaction may violate or facilitate the violation of any Applicable Law. Custodian cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network.

1.3.             Third-Party Payments. The Custodial Services are not intended to facilitate third-party payments of any kind. As such, Custodian has no control over, or liability for, the delivery, quality, safety, legality, or any other aspect of any goods or services that Client may purchase from a third party (including other users of Custodial Services) using Assets in Client’s Custodial Account.

1.4.             Clearing and Settlement Services. Custodian may offer clearing and settlement services (the “Settlement Services”) that facilitate the settlement of transactions of supported Assets between Client and Client’s trade counterparty that also has a Custodial Account with Custodian (“Settlement Partner”) pursuant to the operational terms set forth in Section 2.10.

1.5.             Fees. Fees and payment terms associated with the Services are set forth in the Fee Schedule. Custodian reserves the right to revise its Fee Schedule at any time following the Initial Term (as defined below), provided that Custodian will provide Client with at least thirty (30) days’ advance notice of any such revision. Within such thirty (30)-day period, Client may terminate this Agreement and discontinue the Services hereunder at no additional charge to Client.

1.6.             Taxes. Client is solely responsible for any taxes applicable to any Custody Transactions, and for withholding, collecting, reporting, or remitting the correct amount of taxes to the appropriate tax authorities. Client’s Custody Transactions’ history is available by accessing Client’s Custodial Account through the UI or by contacting Custodian directly. If Custodian or an affiliate of Custodian has a legal obligation to pay or collect taxes for which Client is responsible, Client will be invoiced for the relevant amount, including any penalties, fines, or interest thereon, and Client will pay that amount promptly upon the receipt of the applicable invoice(s) unless Client provides the Custodian or relevant affiliate of Custodian with a valid tax exemption certificate authorized by the appropriate taxing authority.

1.7.	Acknowledgement of Risks.

(a)    General Risks; No Investment, Tax, or Legal Advice; No Brokerage. CLIENT ACKNOWLEDGES THAT CUSTODIAN DOES NOT PROVIDE INVESTMENT, TAX, OR LEGAL ADVICE, NOR DOES CUSTODIAN BROKER TRANSACTIONS ON CLIENT’S BEHALF. CLIENT ACKNOWLEDGES THAT CUSTODIAN HAS NOT PROVIDED AND WILL NOT PROVIDE ANY ADVICE, GUIDANCE, OR RECOMMENDATIONS TO CLIENT WITH REGARD TO THE SUITABILITY OR VALUE OF ANY ASSETS, AND THAT CUSTODIAN HAS NO LIABILITY REGARDING ANY SELECTION OF A DIGITAL ASSET OR OTHERWISE THAT IS HELD BY CLIENT THROUGH CLIENT’S CUSTODIAL ACCOUNT AND THE CUSTODIAL SERVICES OR OTHER SERVICES. ALL CUSTODY TRANSACTIONS ARE EXECUTED BASED ON INSTRUCTIONS, AND CLIENT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER ANY INVESTMENT, INVESTMENT STRATEGY, OR RELATED TRANSACTION INVOLVING CLIENT’S ASSETS IS APPROPRIATE FOR CLIENT BASED ON CLIENT’S INVESTMENT OBJECTIVES, FINANCIAL CIRCUMSTANCES, AND RISK TOLERANCE. CLIENT SHOULD SEEK LEGAL AND PROFESSIONAL TAX ADVICE REGARDING ANY TRANSACTION.

(b)    Material Risk in Investing in Digital Assets. CLIENT ACKNOWLEDGES THAT: (i) DIGITAL ASSETS ARE NOT LEGAL TENDER, ARE NOT BACKED BY THE U.S. GOVERNMENT, AND ACCOUNTS AND VALUE BALANCES ARE NOT SUBJECT TO FEDERAL DEPOSIT INSURANCE CORPORATION OR SECURITIES INVESTOR PROTECTIONS; (ii) LEGISLATIVE AND REGULATORY CHANGES OR ACTIONS AT THE STATE, FEDERAL, OR INTERNATIONAL LEVEL MAY ADVERSELY AFFECT THE USE, TRANSFER, EXCHANGE, AND VALUE OF DIGITAL ASSETS; (iii) TRANSACTIONS INVOLVING DIGITAL ASSETS MAY BE IRREVERSIBLE, AND, ACCORDINGLY, LOSSES DUE TO FRAUDULENT OR ACCIDENTAL TRANSACTIONS MAY NOT BE RECOVERABLE; (iv) SOME DIGITAL ASSETS TRANSACTIONS SHALL BE DEEMED TO BE MADE WHEN RECORDED ON A PUBLIC LEDGER, WHICH IS NOT NECESSARILY THE DATE OR TIME THAT CLIENT INITIATES THE TRANSACTION; (v) THE VALUE OF DIGITAL ASSETS MAY BE DERIVED FROM THE CONTINUED WILLINGNESS OF MARKET PARTICIPANTS TO EXCHANGE FIAT CURRENCY FOR DIGITAL ASSETS, WHICH MAY RESULT IN THE POTENTIAL FOR PERMANENT AND TOTAL LOSS OF VALUE OF A PARTICULAR DIGITAL ASSET SHOULD THE MARKET FOR THAT DIGITAL ASSET DISAPPEAR; (vi) THERE IS NO ASSURANCE THAT A PERSON WHO ACCEPTS DIGITAL ASSETS AS PAYMENT TODAY WILL CONTINUE TO DO SO IN THE FUTURE; (vii) THE VOLATILITY AND UNPREDICTABILITY OF THE PRICE OF DIGITAL ASSETS RELATIVE TO FIAT CURRENCY MAY RESULT IN SIGNIFICANT LOSS OVER A SHORT PERIOD OF TIME; (viii) THE NATURE OF DIGITAL ASSETS MAY LEAD TO AN INCREASED RISK OF FRAUD OR CYBER ATTACK; (ix) THE NATURE OF DIGITAL ASSETS MEANS THAT ANY TECHNOLOGICAL DIFFICULTIES EXPERIENCED BY CUSTODIAN MAY PREVENT THE ACCESS OR USE OF A CLIENT’S OR CLIENT’S CUSTOMERS’ DIGITAL ASSETS; AND (x) ANY ACCOUNT MAINTAINED BY CUSTODIAN FOR THE BENEFIT OF CLIENT (E.G., A BOND OR TRUST ACCOUNT) MAY NOT BE SUFFICIENT TO COVER ALL LOSSES INCURRED BY CLIENT OR CLIENT’S CUSTOMERS.

(c)    Additional Client Acknowledgment. CLIENT ACKNOWLEDGES THAT USING DIGITAL ASSETS AND ANY RELATED NETWORKS AND PROTOCOLS INVOLVES SERIOUS RISKS. CLIENT AGREES THAT IT HAS READ AND ACCEPTS THE RISKS LISTED IN THIS SECTION 1.9, WHICH IS NON-EXHAUSTIVE AND WHICH MAY NOT CAPTURE ALL RISKS ASSOCIATED WITH CLIENT’S ACTIVITY. IT IS CLIENT’S DUTY TO LEARN ABOUT ALL THE RISKS INVOLVED WITH DIGITAL ASSETS AND ANY RELATED PROTOCOLS AND NETWORKS. CUSTODIAN MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE VALUE OF DIGITAL ASSETS OR THE SECURITY OR PERFORMANCE OF ANY RELATED NETWORK OR PROTOCOL.

2.	OPERATIONAL TERMS

2.1.             General. The Digital Assets stored in Client’s Custodial Account are segregated from both the (a) property of Custodian, and (b) the Assets of other customers of Custodian, except for Digital Assets specifically moved into shared accounts by Client. Fiat Currency stored on Client’s behalf is stored by Custodian in accordance with Section 2.4.

2.2       Registration; Authorized Persons.

(a)       To create a Custodial Account and use the Custodial Services, Client must provide Custodian with all information requested. Based on the information provided (or not provided), Custodian may, in its sole discretion, refuse to allow Client to establish a Custodial Account, limit the number of Custodial Accounts, or decide to subsequently terminate a Custodial Account.

(b)       Client will maintain an updated and current list of Authorized Persons at all times on the UI and will immediately notify Custodian of any changes to the list of Authorized Persons by updating the list on the UI. Client shall make available all necessary documentation and identification information, as reasonably requested by Custodian to confirm: (i) the identity of each Authorized Person; (ii) that each Authorized Person is eligible to be deemed an “Authorized Person” as defined in this Agreement; and (iii) the person requesting the changes in the list of Authorized Persons has valid authority to request changes on behalf of Client.

2.3       Instructions.

(a)       Custodian acts upon Instructions that are received and verified by Custodian in accordance with its procedures and this Agreement.

(b)       Instructions will be required for any action requested of Custodian. Instructions shall continue in full force and effect until canceled by Client (if possible) or executed.

(c)       Custodian shall be entitled to rely upon any Instructions it receives pursuant to this Agreement.

(d)       Custodian may assume that any Instructions received hereunder, if applicable, are not in any way inconsistent with the provisions of organizational documents of Client or of any vote, resolution, or proper authorization, and that Client is authorized to take the actions specified in the Instructions.

(e)       Client shall verify all information submitted in Instructions to Custodian. Custodian shall have no duty to inquire into or investigate the validity, accuracy, or content of any Instructions.

(f)        The Custodian undertakes to cooperate fully and in good faith to ensure the proper and timely execution of all Instructions.

(g)       If any Instructions are ambiguous, incomplete, or conflicting, Custodian may refuse to execute such Instructions until any ambiguity, incompleteness, or conflict has been resolved. Custodian may refuse to execute Instructions if, in its sole opinion, such Instructions are outside the scope of its duties under this Agreement or are contrary to any Applicable Law. The Custodian will use commercially reasonable efforts to inform the Client of any refusal to execute an Instruction and, to the extent permissible under Applicable Law, shall provide an explanation without undue delay.

(h)       Client is responsible for any Losses resulting from inaccurate Instructions (e.g., if Client provides the wrong destination address for executing a withdrawal transaction). Custodian does not guarantee the identity of any user, receiver, requestee, or other party to a Custody Transaction. Custodian shall have no liability whatsoever for failure to perform pursuant to such Instructions except in the case of Custodian’s gross negligence, fraud, or willful misconduct.

(i)        The Custodian shall be responsible for any Losses arising from the alteration, corruption, or misexecution of Instructions resulting from technical malfunctions, system errors, cybersecurity incidents, or any other acts or omissions attributable to the Custodian or its subcontractors. In such cases, the Custodian shall promptly inform the Client, cooperate in good faith to mitigate any damage, and, subject to the terms of Section 9 of this Agreement, indemnify the Client for any direct Losses incurred as a result.

2.4       Fiat Currency.

(a)       As part of Custodial Services, Client may use Custodian to hold Fiat Currency in a Custodial Account for Client’s benefit. Custodian will custody Fiat Currency in one or more of the following “Customer Omnibus Accounts”, as determined by Custodian:  (i) deposit accounts established by Custodian at a Bank; (ii) money market accounts established by Custodian at a Bank; or (iii) such other accounts as may be agreed between Client and Custodian in writing from time to time.

(b)       Each Customer Omnibus Account shall be titled in the name of Custodian or in the name of Custodian for the benefit of its customers, in either case under the control of Custodian.  Each Customer Omnibus Account shall be maintained separately and segregated from the Custodian’s business, operating, and reserve accounts. Each Customer Omnibus Account constitutes a banking relationship between Custodian and the relevant Bank and shall not constitute a custodial relationship between Client and Bank.

(c)       Custodian may hold some or any portion of Fiat Currency in accounts that may or may not receive interest or other earnings. Client agrees that the amount of any such interest or earnings attributable to such Fiat Currency in Customer Omnibus Accounts shall be retained by Custodian as additional consideration for its services under this Agreement, and nothing in this Agreement entitles Client to any portion of such interest or earnings. In addition, Custodian may receive earnings or compensation for a Customer Omnibus Account in the form of services provided at a reduced rate or similar compensation. Any such compensation shall be retained by Custodian, Client is not entitled to any portion of such compensation, and no portion of any such compensation shall be paid to or for Client.  Client’s rights in the Customer Omnibus Accounts are limited to the specific amount of Fiat Currency Custodian custodies on Client’s behalf, as may be limited under this Agreement and by Applicable Law.

(d)       Client agrees and understands that wire deposit settlement times and wire withdrawal transfer times are subject to factors outside of Custodian’s control, including processes and operations related to Client’s account at a depository institution and Custodian’s bank account.

2.5       Digital Asset Deposits and Withdrawals.

(a)       Prior to initiating a deposit of Digital Assets to Custodian, Client must confirm that the specific Digital Asset is found in the then-current list available at https://www.bitgo.com/resources/coins, as may be amended from time to time in Custodian’s sole discretion (the “Supported Digital Assets List”). By initiating a deposit of Digital Assets to a Custodial Account, Client attests that Client has confirmed that the Digital Asset being transferred is listed in the Supported Digital Assets List.

(b)       Client must initiate any withdrawal request through Client’s Custodial Account to a Client wallet address. Custodian will process withdrawal requests with or without video verification, such decision to be based on a set of criteria (which may or may not be linked to a dollar value and may or may not be tied to a single transaction or aggregated in a series of transactions during a predetermined amount of time) set by you on the UI. The time of such a request shall be considered the time of transmission of such notice from Client’s Custodial Account. Notwithstanding the foregoing, Custodian reserves the right to request video verification for any transaction or series of transactions for any reason in its sole discretion. The initiation of a twenty-four (24)-hour time period in Section 2.6 to process the withdrawal request shall be considered at the time at which Client completes any required video verification.

(c)       As further set forth in Section 3.4, Client must manage and keep secure any and all information or devices associated with deposit and withdrawal procedures, including Client Security Codes. Custodian reserves the right to charge for pass through network fees (e.g. miner fees) to process a Custody Transaction involving Digital Assets on Client’s behalf. Custodian will notify Client of the estimated network fee at or before the time Client authorizes such Custodial Transaction.

2.6       Digital Asset Access Time.

(a)       Custodian endeavors to process any request to withdraw Digital Assets promptly. Custodian may, however, require up to twelve (12) hours (excluding weekends and US federal holidays) between any request to withdraw Digital Assets from Client’s Custodial Account and submission of Client’s withdrawal to the applicable Digital Asset network.

(b)       Custodian reserves the right to take additional time beyond the twelve (12)-hour period if such time is required to verify security processes for large or suspicious transactions. Any such processes will be executed reasonably and in accordance with Custodian documented protocols, which may change from time to time at the sole discretion of Custodian. In the event of significant delays, Client may contact Custodian at support@bitgo.com or contact Client’s assigned Customer Success Manager and Custodian will provide reasonable updates.

(c)       Custodian makes no representations or warranties with respect to the availability or accessibility of the Digital Assets. Custodian will make reasonable efforts to ensure that Client initiated deposits are processed in a timely manner, but Custodian makes no representations or warranties regarding the amount of time needed to complete processing of deposits which is dependent upon factors outside of Custodian’s control.

2.7       Supported Digital Assets. The Custodial Services are available only in connection with Digital Assets available in the Supported Digital Assets List, as may be amended from time to time in Custodian’s sole discretion. Custodian shall provide Client with ten (10) days’ prior written notice before ceasing to support a Digital Asset in Client’s Custodial Account, unless Custodian is required to cease such support sooner to comply with Applicable Law or in the event such support creates an urgent security or operational risk in Custodian’s reasonable discretion (in which event Custodian will provide as much notice as is practicable under the circumstances). Under no circumstances should Client attempt to use the Custodial Services to deposit or store any Digital Assets that are not listed in the Supported Digital Assets List. Depositing, or attempting to deposit, Digital Assets that are not listed in the Supported Digital Assets List will result in such Digital Asset being irretrievable by Client and Custodian. Custodian assumes no obligation or liability whatsoever regarding any attempt to use the Custodial Services for Digital Assets that are not listed in the Supported Digital Assets List.

2.8       Operation of Digital Asset Protocols.

(a)       Custodian does not own or control the underlying software protocols that govern the operation of Digital Assets on the Supported Digital Assets List. By using the Custodial Services, Client acknowledges and agrees that (i) Custodian is not responsible for operation of the underlying protocols and that Custodian makes no guarantee of their functionality, security, or availability; and (ii) the underlying protocols are subject to sudden changes in operating rules (a.k.a. “forks”); and (iii) that such forks may materially affect the value, function, or even the name of the Digital Assets that Client stores in Client’s Custodial Account. In the event of a fork, Client agrees that Custodian may temporarily suspend Custodian operations with respect to the affected Digital Assets (with or without advance notice to Client) and that Custodian may, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely. Custodian assumes absolutely no liability whatsoever in respect of an unsupported branch of a forked protocol or its determination whether or not to support a forked protocol.

(b)       Client agrees that all “airdrops” (free distributions of certain Digital Assets) and forks will be handled by Custodian pursuant to its fork policy (the “Fork Policy”) (currently available at www.bitgo.com/resources/bitgo-fork-policy). Client acknowledges that Custodian is under no obligation to support any airdrops, side chains, forks, or other derivative, enhanced protocol, token, or coins which interact with a Digital Asset supported by Custodian (collectively, “Advanced Protocols”) or handle such Advanced Protocols in any manner, except as detailed above and in the Fork Policy. Custodian, at its sole discretion, may update the Fork Policy from time to time or the URL at which it is available. Custodian will notify Client of any update in its Fork Policy. Client shall not use its Custodial Account to attempt to receive, request, send, store, or engage in any other type of transaction involving an Advanced Protocol. Custodian assumes absolutely no liability whatsoever in respect to Advanced Protocols.

2.9       Account Statements.

(a)       Custodian will provide Client with an electronic account statement every calendar quarter. Each statement will be provided via the UI and notice of its posting will be sent via electronic mail.

(b)       Client will have forty-five (45) days to file any written objections or exceptions with Custodian after the posting of a Custodial Account statement online. If Client does not file any objections or exceptions within the forty-five (45)-day period, this shall indicate Client’s approval of the statement and will preclude Client from making future objections or exceptions regarding the information contained in the statement. Such approval by Client shall be full acquittal and discharge of Custodian regarding the transactions and information on such statement.

(c)       To value Digital Assets held in Client’s Custodial Account, the Custodian will electronically obtain USD equivalent prices from digital asset market data with amounts rounded up to the seventh decimal place to the right. Custodian does not guarantee the accuracy or timeliness of prices received and the prices are not to be relied upon for any decisions for Client’s Custodial Account.

2.10       Settlement

(a)	Client acknowledges that the Settlement Service is an API product complemented by an UI. Clients may utilize the Settlement Services by way of settlement of one-sided requests with counterparty affirmation or one-sided requests with instant settlement; and two-sided requests with reconciliation. Client understands that Assets available for use within the Settlement Services may not include all of Client’s Assets held under custody. For the avoidance of doubt, use of the UI is subject to the Online Terms.

(b)                The Settlement Services allow Client to submit, through the UI, a request to settle a purchase or sale of Assets with a Settlement Partner. Client authorizes Custodian to accept Client’s cryptographic signature submitted through the UI. When a cryptographic signature is received through the UI along with the settlement transaction details, Client is authorizing Custodian to act on the Instruction to settle such transaction.

i.                    A one-sided request with counterparty affirmation requires Client to submit a request, including its own cryptographic signature on the trade details, via UI calls. Custodian will notify the Settlement Partner and lock funds of both parties while waiting for the Settlement Partner to affirm the request. Custodian will settle the trade immediately upon affirmation and the locked funds will be released.

ii.                  A one-sided request with instant settlement requires one side of the trade to submit a request, including cryptographic signatures of both parties to the trade via UI calls. Custodian will settle the trade immediately.

iii.                A two-sided request with reconciliation requires that both Client and Settlement Partner submit requests via UI calls, with each party providing their own cryptographic signatures. Custodian will reconcile the trades and settle immediately upon successful reconciliation.

iv.                 In any one-sided or two-sided request, the Settlement Partner must be identified and selected by Client prior to submitting a settlement request. Client may submit a balance inquiry through the UI to verify that Settlement Partner has a sufficient balance of Assets to be transacted before the parties execute a transaction. This balance inquiry function is to be used only for the purpose of executing a trade transaction to ensure the Settlement Partner has sufficient Assets to settle the transaction. Client expressly authorizes and consents to Custodian providing access to such information to Client’s Settlement Partner in order to facilitate the settlement.

v.                   Client and Settlement Partner’s Custodial Accounts must have sufficient Assets prior to initiating any settlement request. The full amount of Assets required to fulfill a transaction are locked until such Instruction has been completed. All Instructions are binding on Client and Client’s Custodial Account. Custodian does not guarantee that any settlement will be completed by any Settlement Partner. Client may not be able to withdraw an Instruction in the form of an offer (or withdraw its Instruction to accept an offer) prior to completion of a settlement and Custodian shall not be liable for the completion of any Instruction after a cancellation request has been submitted.

vi.                 Client shall ensure that only an appropriate Authorized Person of its Custodial Account has access to the Client Security Codes.

vii.               Client is solely responsible for any decision to enter into a settlement by way of the Settlement Services, including the evaluation of any and all risks related to any such transaction and has not relied on any statement or other representation of Custodian. Custodian is a facilitator and not a counterparty to any settlement; and, as a facilitator, Custodian bears no liability with respect to any transaction and does not assume any clearing risk.

viii.             Any notifications that Client may receive regarding the Settlement Services are Client’s responsibility to review in a timely manner.

(c)                Upon execution of the settlement, the UI provides Client a summary of the terms of the transaction, including: the type of Digital Asset purchased or sold; the delivery time; and the purchase or sale price. Settlement of a transaction is completed in an off-chain trading account by way of offsetting journal transactions within Custodian’s off-chain settlement system. On-chain synchronization occurs at the time the withdrawal from Client’s trading account takes place (other than through a subsequent Settlement Services transaction).

(d)                Custodian reserves the right to refuse to settle any transaction, or any portion of any transaction, presents a risk of contravening Applicable Laws, security concerns, or technical issues. Custodian bears no responsibility if an Instruction was placed or was active during any time the Settlement Services system is unavailable or encounters an error; or, if any such Instruction triggers certain regulatory controls.

(e)                Custodian may charge additional fees for the Settlement Services furnished to Client as indicated in the Fee Schedule and any amendments to the Fee Schedule.

(f)                 Clearing and settlement transactions are subject to Applicable Laws.

3.	USE OF SERVICES.

3.1               Company Site and Content. Custodian grants Client a limited, nonexclusive, non-transferable, revocable, royalty-free license, subject to the terms of this Agreement, to access and use the Company Site and related content, materials, and information (collectively, the “Content”) solely for using the Services in accordance with this Agreement. Any other use of the Company Site or Content is expressly prohibited and all other right, title, and interest in the Company Site or Content is exclusively the property of Custodian, its affiliates and its licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit the Company Site or any of the Content, in whole or in part without Custodian’s or its affiliates’ prior written consent. “www.bitgo.com,” “BitGo,” “BitGo Custody,” and all logos related to the Services or displayed on the Company Site are either trademarks or registered marks of Custodian, its affiliates or its licensors. Client may not copy, imitate, or use them without Custodian’s prior written consent in each instance.

3.2               Website Accuracy. Although Custodian intends to provide accurate and timely information on the Company Site, the Company Site (including the Content, but excluding any portions thereof that are explicitly described in this Agreement) may not always be entirely accurate, complete, or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide Client with as complete and accurate information as possible, such information may be changed or updated from time to time without notice, including information regarding Custodian policies, products and services. Accordingly, Client should verify all information before relying on it, and all decisions based on information contained on the Company Site are Client’s sole responsibility and Custodian shall have no liability for such decisions. Links to third-party materials (including websites) may be provided as a convenience but are not controlled by Custodian. Custodian is not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible from or linked to the Company Site.

3.3               Prohibited Use. Custodian may monitor use of the Services and the resulting information may be used, reviewed, retained, and disclosed by Custodian in aggregated and non-identifiable forms for its legitimate business purposes or in accordance with Applicable Law. Client will not, directly or indirectly: (a) use the Services to upload, store or transmit any content that is infringing, libelous, unlawful, tortious, violate privacy rights, or that includes any viruses, software routines, or other code designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data; (b) engage in any activity that interferes with, disrupts, damages, or accesses in an unauthorized manner the Services, servers, networks, data, or other properties of Custodian or of its suppliers or licensors; (c) develop, distribute, or make available a Developer Application in any way in furtherance of criminal, fraudulent, or other unlawful activity; (d) use the Services, for the benefit of anyone other than Client or end customer of any Developer Application; (e) sell, resell, license, sublicense, distribute, rent, or lease any Services, or include any Services in a services bureau or outsourcing offering; (f) circumvents a contractual usage limit; (g) obscure, remove, or destroy any copyright notices, proprietary markings or confidential legends provided with the Services; (h) use the Services to build a competitive product or service; (i) distribute a Developer Application in source code form in a manner that would disclose the source code of the Services; (j) reverse engineer, decrypt, decompile, decode, disassemble, or otherwise attempt to obtain the human readable form of the Services, to the extent such restriction is permitted by Applicable Law; or (k) engage in any of the prohibited practices set forth at https://www.bitgo.com/bitgo-prohibited-uses-and-businesses-terms/, as may be amended by Custodian from time to time in Custodian’s sole discretion (collectively, the “Prohibited Practices”).

3.4	Security; Client Responsibilities.

(a)       Client shall maintain adequate security and control of all Client Keys and Client Security Codes. Any loss or compromise of the foregoing information or Client’s personal information may result in unauthorized access to Client’s Custodial Account by third parties and the loss or theft of Assets. Client shall keep Client’s email address and telephone number up to date in Client’s profile to receive notices, alerts, and other communications from Custodian. Custodian assumes no responsibility for any loss that Client may sustain due to compromise of Client Security Codes due to no fault of Custodian or Client’s failure to follow or act on any notices or alerts that Custodian may send to Client.

(b)       Client will ensure that all Authorized Persons are adequately trained to safely and securely access the Services, including with respect to general security principles regarding Client Keys, Client Security Codes, and Client’s personnel.

(c)       Client acknowledges that granting permission to a third party or non-permissioned user to take specific actions on Client’s behalf does not relieve Client of any of Client’s responsibilities under this Agreement and may violate the terms of this Agreement. Client is fully responsible for all activities taken on Client’s Custodial Account (including acts or omissions of any third party or non-permissioned user with access to Client’s Custodial Account).

(d)       Custodian, shall not bear any liability whatsoever for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms, or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing, or other attack, unless such damage or interruption directly resulted from Custodian’s default, gross negligence, fraud, or willful misconduct. Client should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks, and Client should use care in reviewing messages purporting to originate from Custodian. Client should always log into Client’s Custodial Account through the UI to review any Custody Transactions or required actions if Client has any uncertainty regarding the authenticity of any communication or notice.

(e)       In the event Client believes Client’s Custodial Account information has been compromised, Client shall immediately notify Custodian by contacting Custodian at security@bitgo.com from the email address associated with Client’s Custodial Account. Client will provide Custodian with all relevant information Custodian reasonably requests to assess the security of the Assets and Custodial Accounts.

3.5               Service Providers. Services may be provided from time to time by, through or with the assistance of affiliates of, or vendors to, Custodian, including BitGo Inc. (collectively, “Service Providers”). Custodian shall remain liable for its obligations under this Agreement in the event of any breach of this Agreement caused by such Service Provider.

3.6               Independent Verification. If Client is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940, Custodian shall, upon written request, provide Client’s authorized independent public accountant confirmation of, or access to, information sufficient to confirm (a) Client’s Digital Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), and (b) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as an agent or trustee for Client’s customers.

4.   TERM; TERMINATION.

4.1.             Initial Term; Renewal Term. This Agreement will commence on the Effective Date and will continue for one (1) year, unless earlier terminated in accordance with the terms of this Agreement (the “Initial Term”). After the Initial Term, this Agreement will automatically renew for successive one (1)-year periods (each, a “Renewal Term”), unless either party notifies the other party of its intention not to renew at least sixty (60) days prior to the expiration of the then-current Term. “Term” means the Initial Term and any Renewal Terms.

4.2.             Termination for Breach. Either party may terminate this Agreement if the other party breaches a material term of this Agreement and fails to cure such breach within thirty (30) calendar days following written notice thereof.

4.3.	Suspension, Termination, or Cancellation by Custodian.

(a)       Custodian may suspend or restrict Client’s access to the Custodial Services or deactivate, terminate, or cancel Client’s Custodial Account if:

i.                 Custodian reasonably suspects Client of using Client’s Custodial Account in connection with a Prohibited Practice;

ii.               Custodian is so required by Applicable Law, including a facially valid subpoena, court order, or binding order of a government authority;

iii.             Custodian perceives a risk of legal or regulatory non-compliance associated with Client’s Custodial Account activity or the provision of the Custodial Account to Client by Custodian (including any risk perceived by Custodian in the review of any materials, documents, information, statements, or related materials provided by Client after execution of this Agreement);

iv.              A Service Provider is unable to support Client’s use;

v.                Client takes any action that Custodian deems as circumventing Custodian’s controls, including opening multiple Custodial Accounts, abusing promotions which Custodian may offer from time to time, or otherwise misrepresenting any information set forth in Client’s Custodial Account;

vi.              Client fails to fund its Custodial Account to the “Minimum Account Balance” as indicated in the Fee Schedule within one hundred and eighty (180) days of Custodial Account opening.

(b)       If Custodian suspends or restricts Client’s access to the Custodial Services or deactivates, terminates or cancels Client’s Custodial Account for any reason, Custodian will provide Client with notice of Custodian’s actions via email unless prohibited by Applicable Law. Custodian’s decision to take certain actions, including limiting access to, suspending, or closing Client’s Custodial Account, may be based on confidential criteria that are essential to Custodian’s compliance, risk management, or security protocols. Custodian is under no obligation to disclose the details of any of its internal risk management and security procedures to Client.

(c)       If Custodian terminates Client’s Custodial Account, this Agreement will automatically terminate on the later of (i) the effective date of such cancellation or (ii) the date on which all of Client’s Assets have been withdrawn.

4.4.             Early Termination. Client may terminate this Agreement before the end of the Term if Client: (a) provides Custodian at least thirty (30) days prior written notice of Client’s intent to exercise its termination right under this Section 4.4, (b) pays all outstanding amounts due under this Agreement through the date of termination, and (c) pays a one-time early termination fee equal to the highest monthly fees due, excluding any Onboarding Fee, for any month of Services before such notice multiplied by the number of months remaining in the applicable Initial Term or Renewal Term, including partial months (the “Early Termination Fee”). Such termination will not be deemed effective unless and until (i) Client removes all Assets from Custodial Accounts and Wallet Services, and (ii) Custodian receives such Early Termination Fee, which Client understands and acknowledges will not be deemed a penalty, but a figure reasonably calculated to reflect remaining payment due to Custodian in return for Client’s term commitment. Client may not cancel the Services before the expiration of the then current Term, except as specified in this Agreement.

4.5.             Effect of Termination. On termination of this Agreement, Client will: (a) withdraw all Assets associated with Client’s Custodial Accounts within ninety (90) days, unless such withdrawal is prohibited by Applicable Law (including applicable sanctions programs or a facially valid subpoena, court order, or binding order of a government authority); (b) pay all fees owed or accrued to Custodian through the date of Client’s withdrawal of funds, which may include any applicable Early Termination Fee; and (c) authorize Custodian to cancel or suspend any pending Custody Transactions as of the effective date of termination. The definitions set forth in this Agreement and Sections 1.9, 3.1, 3.2, 4.5, 6.1, 7 - 10 as well as any other provision that, in order to give proper effect to its intent, should survive such termination, will survive the termination of this Agreement.

5.   CUSTODIAN OBLIGATIONS.

5.1.             Insurance. Custodian will obtain or maintain insurance coverage in such types and amounts as are commercially reasonable for the Custodial Services provided hereunder. Client acknowledges that any insurance to protect the Digital Assets will apply to Custodial Services only (where all keys are held by Custodian) and not Wallet Services for non-custodial accounts (where one or more keys are held by Client or its designee).

5.2.             Standard of Care. Subject to the terms of this Agreement, Custodian shall not be responsible for any loss or damage suffered by Client as a result of Custodian performing its obligations, unless the same results from an act of gross negligence, fraud, or willful misconduct on the part of Custodian. Custodian shall not be responsible for the title, validity, or genuineness of any of the Assets (or any evidence of title thereto) received or delivered by it pursuant to this Agreement.

5.3.             Business Continuity Plan. Custodian has established a business continuity plan that will support its ability to conduct business in the event of a significant business disruption (“SBD”). This plan is reviewed and updated annually, and may be updated more frequently, if deemed necessary by Custodian in its sole discretion. Should Custodian be impacted by an SBD, Custodian aims to minimize business interruption as quickly and efficiently as possible. To receive more information about Custodian’s business continuity plan, please send a written request to security@bitgo.com.

5.4.             Support and Service Level Agreement. Custodian will use commercially reasonable efforts to: (a) provide reasonable technical support to Client, by email or telephone, during Custodian’s normal business hours (9:30 AM to 6 PM ET); (b) respond to support requests in a timely manner; (c) resolve such issues by providing updates or workarounds to Client (to the extent reasonably possible and practical), consistent with the severity level of the issues identified in such requests and their impact on Client’s business operations; (d) abide by the terms of the Service Level Agreement (“SLA”) currently made available at https://www.bitgo.com/resources/bitgo-service-level-agreement (as SLA or the URL at which it is made available may be amended from time to time) provided that (i) upon Client subscribing to status.bitgo.com, Client will be notified of any scheduled maintenance that may affect service availability at least ten (10) business days in advance; and (ii) exclusions to service levels shall be limited to those events expressly identified in the SLA. In the event of any inconsistency between the SLA and this Agreement, the terms of this Agreement shall prevail; and (e) make Custodial Accounts available via the internet twenty-four (24) hours a day, seven (7) days a week.

5.5.             Custodian’s responsibilities: Segregation of Digital Assets

The Custodian will be responsible for the safekeeping of the Digital Assets on the terms and conditions of this Agreement. In particular, the Custodian will:

●	segregate the Digital Assets stored in the Custodial Account applicable to each Pool from any Digital Assets stored which the Custodian owns or holds for each other Pool, by making appropriate entries in its books and records including, but not limited to, assigning a separate public wallet address for each Digital Asset held for each Pool;
●	hold the Digital Assets in safe custody in the Custodial Accounts at all times, and shall not independently create, or permit to exist, any encumbrance of any nature in respect of the Custodial Accounts, other than as permitted pursuant to this Custody Agreement;
●	label or otherwise appropriately identify the Digital Assets by a unique reference number applicable to each Pool as being held for the Company and that Pool;
●	hold the Digital Assets on a non-fungible basis;
●	not commingle the Digital Assets held for any Pool with any other Digital Assets held by the Custodian for its own account or for any other account;
●	not, without the prior written consent of the Client, deposit or hold the Digital Assets with any third-party depository, custodian, clearance system or wallet; and
●	keep the private keys secure and will not disclose such keys to any third party, except as permitted by this Agreement or required by Applicable Law.

5.6.             Custodian’s responsibilities: Attachment

The Custodian shall use reasonable efforts to provide commercially reasonable notice to Client of the occurrence of any request, consent, writ, order or claim pertaining to the attachment, freeze, or seizure of Digital Assets (unless such notice is prohibited by law).

5.7.             Custodian’s responsibilities: Ownership of Digital Assets

The Custodian shall record in its books and records that the Digital Assets belong to the Company and that the Digital Asset applicable to each Pool is held for the account of the Client for that Pool. The Custodian shall maintain such books and records (which may be electronic) as are necessary to provide a complete record of all Digital Assets held in the Custodial Accounts, including transfers to and from each wallet address and all Instructions received from the Client.

6.	CONFIDENTIALITY, PRIVACY, DATA SECURITY.
6.1.	Confidentiality.

(a)       As used in this Agreement, “Confidential Information” means any non-public, confidential or proprietary information of a party (“Discloser”) including information relating to Discloser’s business operations or business relationships, financial information, pricing information, business plans, customer lists, data, records, reports, trade secrets, software, formulas, inventions, techniques, and strategies. Confidential Information includes all documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the party receiving Confidential Information (“Recipient”) and all of the foregoing shall be and remain the property of the Discloser. For clarity, the existence and the terms of this Agreement shall be deemed the Confidential Information of each party.

(b)       Recipient will not disclose the Discloser’s Confidential Information to any unrelated third party without the prior written consent of the Discloser, except as provided in subsection (c) below and has policies and procedures reasonably designed to create information barriers with respect to such party’s officers, directors, agents, employees, affiliates, consultants, contractors, and professional advisors. Recipient will protect such Confidential Information from unauthorized access, use, and disclosure. Recipient shall not use Discloser’s Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement. For the purposes of this Section 6.1, no affiliate of Custodian shall be considered a third party and Custodian may share Client’s Confidential Information with its affiliates in connection with the Services; provided that Custodian causes each such affiliate to undertake the obligations in this Section 6.1.

(c)       The obligations under Section 6.1(b) shall not apply to any (i) information that is or becomes generally publicly available through no fault of Recipient, (ii) information that Recipient obtains from a third party (other than in connection with this Agreement) that, to Recipient's best knowledge, is not bound by confidentiality obligations prohibiting such disclosure; or (iii) information that is independently developed or acquired by Recipient without the use of or reference to the Discloser’s Confidential Information.

(d)       Notwithstanding the foregoing, Recipient may disclose the Confidential Information of Discloser to the extent required under Applicable Law; provided, however, Recipient shall first notify Discloser (to the extent legally permissible) and shall afford Discloser a reasonable opportunity to seek a protective order or other confidential treatment.

(e)       At Discloser’s request or on termination of this Agreement (whichever is earlier), Recipient shall return or destroy all Confidential Information; provided, however, Recipient may retain one copy of Confidential Information (i) if required by Applicable Law, or (ii) pursuant to a bona fide and consistently applied document retention policy; provided, further, that in either case, any Confidential Information so retained shall remain subject to the confidentiality obligations of this Agreement.

6.2.             Privacy. Client acknowledges that Client has read the BitGo Privacy Notice, available at https://www.bitgo.com/privacy, which identifies how BitGo collects, uses, and discloses, on a limited basis, Client’s information.

6.3.             Security. Custodian has implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard Custodian’s electronic systems and Client’s Confidential Information from, among other things, unauthorized disclosure, access, or misuse, including, by Custodian and its affiliates. In the event of a data security incident, Custodian will provide all notices required under Applicable Law.

7.	REPRESENTATIONS, WARRANTIES, AND COVENANTS.
7.1.	By Client. Client represents, warrants, and covenants to Custodian that:
(a)	Client fully complies with all Applicable Law in each jurisdiction in which Client operates, including applicable securities and commodities laws and regulations, efforts to fight the funding of terrorism and money laundering, sanctions regimes, licensing requirements, and all related regulations and requirements.

(b)       To the extent Client receives Assets from third-parties, the receipt of said Assets is based on lawful activity. Client shall have conducted and satisfied all due diligence procedures required by Applicable Law with respect to such third parties prior to placing with Custodian any Assets associated with such third party.

(c)       Client will not use any Services for any illegal activity, including illegal gambling, money laundering, fraud, blackmail, extortion, ransoming data, the financing of terrorism, other violent activities, or any prohibited market practices, including any Prohibited Practices.

(d)       Client is currently and will remain at all times in good standing with all relevant government agencies, departments, and regulatory or supervisory bodies in all relevant jurisdictions in which Client does business, and Client will immediately notify Custodian if Client ceases to be in good standing with any applicable regulatory authority;

(e)       Client will promptly provide such information as Custodian may reasonably request from time to time regarding: (i) Client’s policies, procedures, and activities which relate to the Custodial Services in any manner, as determined by Custodian in its sole and absolute discretion; and (ii) any transaction which involves the use of the Services, to the extent reasonably necessary to comply with Applicable Law, or the guidance or direction of, or request from any regulatory authority or financial institution, provided that such information may be redacted to remove confidential commercial information not relevant to the requirements of this Agreement;

(f)        Client either owns or possesses lawful authorization to transact with all Assets involved in the Custody Transactions;

(g)       There is no claim pending, or to Client’s best knowledge, threatened, and no encumbrance or other lien, in each case, that may adversely affect any delivery of Assets made in accordance with this Agreement;

(h)       It owns the Assets in Client’s Custodial Account free and clear of all liens, claims, security interests, and encumbrances and it has all rights, title, and interest in and to the Assets in Client’s Custodial Account as necessary for Custodian to perform its obligations under this Agreement;

(i)        Client has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Client has full legal capacity and authorization to do so;

(j)        All information provided by Client to Custodian in the course of negotiating this Agreement and the onboarding of Client is complete, true, and accurate in all material respects, including with respect to the ownership of Client and Client’s primary address; no material information has been excluded; and no other person or entity has an ownership interest in Client’s Assets except for those disclosed in connection with such onboarding; and

(k)       Client is not owned in part or in whole, nor controlled by any person or entity that is, nor is it conducting any activities on behalf of, any person or entity that is (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Custodian or its affiliates; (ii) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including the Crimean, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria.

7.2.	By Custodian. Custodian represents, warrants, and covenants to Client that:

(a)       Custodian is duly organized, validly existing and in good standing under the applicable South Dakota laws, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction where such qualification is necessary;

(b)       Custodian has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Custodian has full legal capacity and authorization to do so;

(c)       Custodian complies with all Applicable Law in all material respects each jurisdiction in which Custodian operates, including applicable securities and commodities laws and regulations, efforts to fight the funding of terrorism and money laundering, sanctions regimes, licensing requirements, and all related regulations and requirements;

(d)       There is no actual litigation against the Custodian or any claim pending, or to Custodian’s best knowledge, that would reasonably be expected to have a materially adverse effect on the Custodian’s business or ability to perform its obligations under this Agreement; and

(e)       The Custodian has all the requisite and necessary authorizations, approvals and means to provide the Services to the Client in a lawful manner.

(f)        DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CUSTODIAN SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. CUSTODIAN DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE COMPANY SITE, ANY PART OF THE SERVICES, OR ANY OF THE MATERIALS CONTAINED IN ANY OF THE FOREGOING WILL BE CONTINUOUS, UNINTERRUPTED, OR TIMELY; BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM, OR OTHER SERVICES; OR BE SECURE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE.

7.3.             Notification. Without limitation of either party’s rights or remedies, each party shall immediately notify the other party if, at any time after the Effective Date, any of the representations, warranties, or covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice shall describe in reasonable detail the representation, warranty, or covenant affected, the circumstances giving rise to such failure and the steps the notifying party has taken or proposes to take to rectify such failure.

8.	INDEMNIFICATION.

8.1.             Indemnity. Client will defend, indemnify, and hold harmless Custodian, its affiliates and Service Providers, and each of its or their respective officers, directors, agents, employees, and representatives, (each, a “Custodian Indemnitees”), from and against any Losses resulting from any third-party claim, demand, action or proceeding (a “Claim”) arising out of or related to Client’s (i) use of Services, (ii) breach of this Agreement, (iii) violation of any Applicable Law in connection with its use of Services; and (iv) arising out of or related to any act or omission of any party using Client’s Custodial Account (including acts or omissions of any third party or non-permissioned user with access to Client’s Custodial Account), except to the extent such acts or omissions result from Custodian’s gross negligence, willful misconduct, or fraud.

8.2.	Indemnification Process.

(a)       Custodian will (i) provide Client with prompt notice of any indemnifiable Claim under Section 8.1 (provided that the failure to provide prompt notice shall only relieve Client of its obligation to the extent it is materially prejudiced by such failure and can demonstrate such prejudice); (ii) permit Client to assume and control the defense of such action upon Client’s written notice to Custodian of Client’s intention to indemnify, with counsel acceptable to Custodian in its discretion; and (iii) upon Client’s written request, and at no expense to Custodian, provide to Client all available information and assistance reasonably necessary for Client to defend such Claim. Custodian shall be permitted to participate in the defense and settlement of any Claim with counsel of Custodian’s choice at Custodian’s expense (unless such retention is necessary because of Client’s failure to assume the defense of such Claim, in which event Client shall be responsible for all such fees and costs). Client will not enter into any settlement or compromise of any such Claim, which settlement or compromise would result in any liability to any Custodian Indemnitee or constitute any admission of or stipulation to any guilt, fault, or wrongdoing, without Custodian’s prior written consent.

(b)       Client acknowledges and agrees that any Losses imposed on Custodian (whether in the form of fines, penalties, or otherwise) as a result of a violation by Client of any Applicable Law, may at Custodian’s discretion, be passed on to Client and Client acknowledges and represents that Client will be responsible for payment to Custodian of all such Losses.

9.	LIMITATIONS OF LIABILITY.

9.1.             NO CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 9.3 BELOW, IN NO EVENT SHALL CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, OR REPRESENTATIVES, BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE COMPANY SITE OR THE SERVICES, OR THIS AGREEMENT, EVEN IF CUSTODIAN HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

9.2.             LIMITATION ON DIRECT DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 9.3 BELOW, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, OR REPRESENTATIVES, EXCEED THE FEES PAID OR PAYABLE TO CUSTODIAN UNDER THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST INCIDENT GIVING RISE TO SUCH LIABILITY.

9.3.             EXCEPTIONS TO EXCLUSIONS AND LIMITATIONS OF LIABILITY. THE EXCLUSIONS AND LIMITATIONS OF LIABILITY IN SECTION 9.1 AND SECTION 9.2 WILL NOT APPLY TO CUSTODIAN’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE. CUSTODIAN’S LIABILITY FOR GROSS NEGLIGENCE SHALL BE LIMITED TO THE VALUE OF THE AFFECTED DIGITAL ASSETS OR FIAT CURRENCY.

10.	MISCELLANEOUS.

10.1.          Notice. All notices under this Agreement shall be given in writing, in the English language, and shall be deemed given when personally delivered, when sent by email, or three (3) days after being sent by prepaid certified mail or internationally recognized overnight courier to the addresses set forth in the signature blocks below (or such other address as may be specified by party following written notice given in accordance with this Section 10.1).

10.2.          Publicity. Client consents to Custodian’s identification of Client as a customer of the Services, including in marketing or investor materials, and Custodian consents to Client’s use of Custodian’s name or approved logos or promotional materials to identify Custodian as its custodial service provider as contemplated by this Agreement. Notwithstanding the foregoing, Custodian may revoke its consent to such publicity under this Section 10.2 at any time for any reason upon notice to Client, and Client will promptly cease any further use of Custodian’s name, logos, and trademarks and remove all references and postings identifying Custodian.

10.3.          Entire Agreement. This Agreement, any schedules or attachments to this Agreement, the BitGo Privacy Notice, and all disclosures, notices, or policies available on the Company Site that are specifically referenced in this Agreement, comprise the entire understanding and agreement between Client and Custodian regarding the Services, and supersede any and all prior discussions, agreements, and understandings of any kind (including any prior versions of this Agreement) and every nature between and among Client and Custodian with respect to the subject matter hereof.

10.4.          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; and (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Whenever the masculine is used in this Agreement, the same shall include the feminine and whenever the feminine is used herein, the same shall include the masculine, where appropriate. Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Section headings in this Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Agreement.

10.5.          No Waiver. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement, and signed by an authorized representative of the party waiving its right.  Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission, or course of dealing between the parties.

10.6.          Amendments. Any modification or addition to this Agreement must be in a writing signed by a duly authorized representative of each of the parties. Client agrees that Custodian shall not be liable to Client or any third party for any modification or termination of the Custodial Services, or suspension or termination of Client’s access to the Custodial Services, except to the extent otherwise expressly set forth herein.

10.7.          Assignment. Client may not assign any rights or licenses granted under this Agreement without the prior written consent of Custodian. Custodian may not assign any of its rights without the prior written consent of Client; except that Custodian may assign this Agreement without the prior consent of Client to any Custodian affiliates or subsidiaries or pursuant to a transfer of all or substantially all of Custodian’s business and assets, whether by merger, sale of assets, sale of stock, or otherwise. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors, and permitted assigns.

10.8.          Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under Applicable Law and the validity or enforceability of any other provision of this Agreement shall not be affected.

10.9.          DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE USE OF THE SERVICES (“DISPUTES”), WHETHER ARISING PRIOR TO, ON, OR SUBSEQUENT TO THE EFFECTIVE DATE, SHALL BE ARBITRATED AS FOLLOWS: The Parties irrevocably agree to submit all Disputes between them to binding arbitration conducted under the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), including the Optional Procedures for Large Complex Commercial Disputes, if applicable. The place and location of the arbitration shall be in Sioux Falls, South Dakota. All arbitration proceedings shall be closed to the public and confidential, and all related records shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The arbitration shall be conducted before a single arbitrator selected jointly by the parties. The arbitrator shall be a retired judge with experience in custodial and trust matters under South Dakota law. If the parties are unable to agree upon an arbitrator, then the AAA shall choose the arbitrator. The language to be used in the arbitral proceedings shall be English. The arbitrator shall be bound to the strict interpretation and observation of the terms of this Agreement and shall be specifically empowered to grant injunctions or specific performance and to allocate between the parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy, or claim hereunder.

10.10.      Governing Law. The laws of the State of South Dakota, without regard to principles of conflict of laws, will govern this Agreement and any claim or dispute that has arisen or may arise between Client and Custodian, except to the extent governed by federal law of the United States of America.

10.11.      Force Majeure. Custodian shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of Custodian, including any delay or failure due to any act of God, natural disasters, epidemic, pandemic, act of civil or military authorities, act of terrorists, including cyber-related terrorist acts, hacking, government restrictions, exchange or market rulings, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment or software, other catastrophe, or any other occurrence which are beyond the reasonable control of Custodian.

10.12.      Relationship of the Parties. Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, Client and Custodian to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either Client or Custodian to be treated as the agent of the other.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the Effective Date.

BITGO TRUST COMPANY, INC.	Executed for and on behalf of
CoinShares co as Sponsor of
CoinShares XRP ETF

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Address for Notice:	Address for Notice:

6216 Pinnacle Place Suite 101 Sioux Falls, SD 57108 Attn: Legal Email: legal@bitgo.com	a trust having its principal place of business in the State of Delaware at 251 Little Falls Drive, Wilmington, DE 19808 Attn: Legal Email: legal@coinshares.com

SCHEDULE A

FEES AND ADDITIONAL TERMS

This Schedule A forms part of the Custodial Services Agreement by and between Client and Custodian (the “Agreement”) and is effective as of the Effective Date. The parties hereto agree that the fees associated with applicable Services shall be as set forth below. All fees are exclusive of all applicable taxes imposed by the appropriate taxing authority. All capitalized terms not defined in this Schedule A shall have the meaning ascribed to them in the body of the Agreement.

I.       Minimum Custodial Account Balance. At all times during the Term of the Agreement, Client is required to maintain a balance equivalent to $100 (USD) in each of its Custodial Accounts.

II. Fees. The Fees1 associated with Services for Client are as follows:

1. Onboarding Fee.

The Client implementation fee set forth below is a one-time flat fee assessed to cover onboarding and implementation costs (the “Onboarding Fee”).

The Onboarding Fee will be $____0_______.

2. Monthly Minimum Fee. Aggregate monthly fees (Digital Asset Storage Fees + Transaction Fees + Settlement Fees) are subject to a minimum charge of $ _____0_______ (“Monthly Minimum Fee”) per month.

3. Digital Asset Storage Fee.

The “Digital Asset Storage Fee” is calculated at the end of each calendar month based on the aggregate USD market value of average holdings held by Client in (i) Custodial Accounts and (ii) wallets provided as Wallet Services. The Digital Asset Storage Fee is a tiered fee, as applicable, as defined in the table below. Tiers are cumulative.

Digital Asset Storage Fee[2]:
Digital Assets Stored ($ USD)	Basis Points (bps)
From: ALL	.4166

1 For the purpose of calculating fees, please consult: https://www.bitgo.com/resources/price-feeds for current information on how Custodian computes USD value of Digital Assets.

2 Digital Asset Storage Fees are assessed at the end of each calendar month based on the USD volume of average holdings (per asset type) and are billed monthly.

4. Transaction Fees. The “Transaction Fees” are tiered, as applicable, as defined in the table below. Transaction Fees are cumulative and as defined in the table below, based on the aggregate USD market value of the transaction volume (i.e., all outgoing transactions from Custodial Accounts and Wallet Services) during that month. Transaction Fees are exclusive of any network fees charged by the underlying blockchain, and these network fees shall be collected from Client.

Transaction Fee[3]:
Transaction Volume ($ USD)	Basis Points (bps)
From: ALL	0

5. Initial Payment.

Concurrent with the execution of this Schedule A, Client shall make an up-front non-refundable payment to Custodian of an amount equal to the Onboarding Fee plus one Monthly Minimum Fee. The Initial Payment is non-refundable, and the Monthly Minimum Fee component thereof shall be applied only towards the first month of Service Fees owed by Client under the Agreement.

III. Expanded Definition of Services. Under this fee structure, Client may be provided access to additional services provided by Custodian or its affiliates. As such, the definition of “Services” as used in the Agreement shall be modified to mean Custodial Services, Wallet Services and the additional services set forth below. Each additional service is subject to additional terms and conditions set forth in the applicable hyperlink.

1.	WalletConnect. The Wallet Services may integrate with WalletConnect’s APIs and services. WalletConnect is a non-BitGo application that enables Client to connect with third-party applications and decentralized applications (collectively, “dApps”). While the Wallet Services may facilitate such connections, WalletConnect and any dApps accessed through it are not owned, operated, controlled, reviewed, or endorsed by BitGo Inc or its affiliates. Transactions authorized through WalletConnect may be irreversible. Client should connect only to trusted third-party applications and wallets. BitGo Inc disclaims all liability for any losses or damages arising from Client’s use of WalletConnect or any dApps or wallets accessed through it. Use of WalletConnect is governed by the WalletConnect Foundation’s Terms of Use (located at https://walletconnect.network/terms).

3 Transaction Fees are calculated on outgoing transactions only. For clarity, transfers by Client to Non-custodial wallets offered under the Agreement under Client’s account will not be assessed Transaction Fees. Transaction Fees are also exclusive of any network fees charged by the underlying blockchain.

WalletConnect Monthly fee: __N/A______

2.	NFT Custody. NFT Custody is governed by https://www.bitgo.com/legal/nft-service-terms

The Digital Asset Storage Fee covers up to [____N/A________] NFTs in all products, in aggregate.

Overage fee: _N/A____

3.	Staking Services. Staking (where available) are governed https://www.bitgo.com/legal/staking-and-delegation-services-terms

4.	Optional Services. Client may order the following additional Service by initialing below:

__N/A_______Customer API Endpoint: $500 per month

IV.        Payment Terms. Client shall pay such fees and expenses to Custodian within seven (7) days after the date of Custodian’s invoice. Invoices may be provided by electronic delivery. Payments shall be made to Custodian in U.S. Dollars, Bitcoin, USDC or USDT. If any invoice is disputed in good faith, Client shall pay all undisputed amounts and the disputed amount will be due and payable within seven (7) days after any such dispute has been resolved either by agreement of the parties or in accordance with dispute resolution procedures in the Agreement. All late payments and any disputed payments made after the resolution of such dispute shall bear interest accruing from the original payment due date through the date that such amounts are paid at the lower interest rate of (A) 1.0% per month and (B) the highest interest rate allowed by Applicable Law. Notwithstanding the foregoing, failure to pay undisputed fees and expenses by Client shall constitute a material breach of the Agreement. Client agrees that, without limitation of Custodian’s other rights and remedies, Custodian shall have the right and authority, in its discretion, to liquidate any and all Digital Assets in Client’s Account to cover any unpaid fees and expenses.

If a correct taxpayer number is not provided to Custodian, Client understands and agrees that Client may be subject to backup withholding tax at the appropriate rate on any interest and gross proceeds paid to the account for the benefit of Client. Backup withholding taxes are sent to the appropriate taxing authority and cannot be refunded by Custodian.

V.       Fee Schedule Amendment. Any amendment of this Schedule A shall be in writing and executed by authorized representatives of each party.